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                                 Exhibit 23.3

                      Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-2352) of our reports dated March 17, 1995 appearing on pages 30 and 31 of Assisted Living Concepts, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996 relating to the financial statements of Assisted Living Concepts Group (which is comprised of Assisted Living Facilities, Inc., a subchapter S corporation, Madras Elder Care (d.b.a. Aspen Court), a general partnership, and Lincoln City Partners, a general partnership) for the eleven months ended November 30, 1994 and of Assisted Living Concepts, Inc. for the one month period ended December 31, 1994, respectively.



PRICE WATERHOUSE LLP

Portland, Oregon
March 25, 1997